Exhibit 97

Recovery Policy

Scope

This Recovery Policy (this “Policy”) applies to any individual who is or was an Executive Officer (as defined below) of Vermilion Energy Inc. (the “Company”) at the relevant time. Should the Company be required to prepare an Accounting Restatement (as defined below), certain excess Incentive-Based Compensation (as defined below) received by its Executive Officers will be clawed back, on and subject to the terms provided for in this Policy.

Definitions

For the purposes of this Policy, the following terms will have the meanings set forth below:

“Accounting Restatement”

means any accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct a material error in the Company’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board”	means the Board of Directors of the Company.
“Erroneously Awarded Compensation”

means, in connection with an Accounting Restatement, the amount of Incentive-Based Compensation received by Executive Officers that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officers had such Incentive-Based Compensation been determined based on the restated amounts after giving effect to such Accounting Restatement, without regard to any taxes paid by such Executive Officers.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Executive Officer”

means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function or any other person who performs similar significant policy-making functions for the Company, as identified in the Company’s most recently filed annual report on Form 40-F. Executive officers of the Company’s parent(s) or subsidiaries are deemed “Executive Officers” if they perform such policy making functions for the Company.

“Financial Reporting Measures”

means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures.

“Incentive-Based Compensation”	means any compensation to any Executive Officer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Restatement Date”

means the date on which the Company is required to prepare an Accounting Restatement (such date as determined by Rule 10D-1(b)(1)(ii) under the Exchange Act and the applicable U.S. Stock Exchange Rules).

“SEC”	means the United States Securities and Exchange Commission.
“U.S. Stock Exchange”

means the [New York Stock Exchange] [National Association of Securities Dealers Automated Quotations (NASDAQ)] and/or any other U.S. national securities exchange(s) on which the Company’s securities are listed.

“U.S. Stock Exchange Rules”

means Section 303A.14 of the New York Stock Exchange Listed Company Manual and/or the listing standards of any other U.S. national securities exchange(s) on which the Company’s securities are listed to implement Rule 10D-1 under the Exchange Act.

Accounting Restatements

In the event the Company is required to prepare an Accounting Restatement, the Board will review all Incentive-Based Compensation received by Executive Officers (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (c) during the three completed fiscal years immediately preceding the applicable Restatement Date (as well as during any transition period specified in Rule 10D-1(b)(1)(i)(D) under the Exchange Act and the applicable U.S. Stock Exchange Rules), (d) while the Company had a class of securities listed on a U.S. Stock Exchange, and (e) after the U.S. Stock Exchange Rules became effective. Incentive-Based Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of Incentive-Based Compensation occurs after the end of that period. If the Board determines that one or more Executive Officers have received any Erroneously Awarded Compensation in connection with such Accounting Restatement, the Company shall, reasonably promptly after the Restatement Date, seek recoupment from all such Executive Officers of all such Erroneously Awarded Compensation, subject to the exceptions set forth below under “—Recoupment Exceptions”. Any appropriate method may be used for recouping Erroneously Awarded Compensation hereunder.

Calculation of Erroneously Awarded Compensation

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange. Reference is further made to Rule 10D-1(b)(1)(iii) under the Exchange Act and the applicable U.S. Stock Exchange Rules for calculation of Erroneously Awarded Compensation.

Recoupment Exceptions

Any Erroneously Awarded Compensation must be recovered as provided in this Policy unless a committee of independent directors responsible for executive compensation decisions (or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that any of the impracticality exceptions set forth in Rule 10D-1(b)(1)(iv) under the Exchange Act and/or the applicable U.S. Stock Exchange Rules are available, as set forth below:

(a)

The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Compensation to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this clause (a), the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to the applicable U.S. Stock Exchange.

(b)

Recovery would violate home country law where that law was adopted prior to November 28, 2022.  Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this clause (b), the Company must obtain an opinion of home country counsel, acceptable to the applicable U.S. Stock Exchange, that recovery would result in such a violation, and must provide such opinion to the applicable U.S. Stock Exchange.

(c)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

The obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements in connection with the Accounting Restatement have been filed.

Recoupment of Erroneously Awarded Compensation due to an Accounting Restatement will be made on a “no fault” basis, without regard to whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.

No Indemnification of Executive Officers

The Company shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation.

Indemnification of the Board

Any members of the Board who assist in the administration of this Policy will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

Further Reference to Applicable SEC and U.S. Stock Exchange Rules

This Policy shall be qualified by reference to, is designed to comply with, and will be interpreted consistent with applicable SEC rules (including, without limitation, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act) and the applicable U.S. Stock Exchange Rules.

Applicability

Each document setting forth the terms and conditions of any Incentive-Based Compensation granted or paid to an Executive Officer will include a provision incorporating this Policy or the requirements of this Policy. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

Other Recovery Obligations

To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount already recovered from the relevant Executive Officer will be credited to the required recovery under this Policy.

Filing with the SEC

This Policy and any amendments thereto shall be filed with the SEC as an exhibit to the Company’s annual report on Form 40-F (or other applicable form) beginning with the first report as specified under applicable U.S. Stock Exchange Rules.

Interpretation

The Board shall have full and final authority to make all determinations under this Policy with respect to any Erroneously Awarded Compensation, including, without limitation, whether this Policy applies and if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all parties.

The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to comply with the U.S. Stock Exchange Rules.

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Successors

This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

ADOPTED by the Board of Directors of the Company on November 30, 2023.